                                                                      EXHIBIT 99

[COMPANY LOGO]
                                                      NEWS
                                                      RELEASE

FOR IMMEDIATE RELEASE                                 CONTACT:
JANUARY 2, 2008                                       LYDIA A. HUBER
                                                      CORPORATE SECRETARY
                                                      (419) 446-2501

     FARMERS & MERCHANTS BANCORP, INC. COMPLETES ACQUISITION OF KNISELY BANK

ARCHBOLD, OHIO January 2, 2008 -- Farmers & Merchants Bancorp, Inc. (OTC Bulletin Board: FMAO) (the "Company) announced today that on December 31, 2007, it consummated the acquisition of Knisely Bank as a result of the merger of Knisely Bank with and into The Farmers & Merchants State Bank, the Company's wholly owned subsidiary bank. Knisely Bank had been a subsidiary of Knisely Financial Corp., a privately held bank holding company based in Butler, Indiana. The transaction at closing was valued at approximately $10.4 million. Knisely Bank, reported balance sheet assets of approximately $46.7 million at September 30, 2007. Following the acquisition, the assets of the Farmers & Merchants Bancorp, Inc. total in excess of $790 million. Knisely Bank's locations in Butler and Auburn will operate as branches of The Farmers & Merchants State Bank and a new ATM facility will be installed at Knisely Bank's former St. Joe, Indiana branch site.

"The expanded number of F&M locations will allow us to efficiently serve our new customers in Northeastern, Indiana," said Paul Siebenmorgen, President and CEO of the Company and The Farmers & Merchants State Bank. "They complement and enhance F&M's Ohio-based locations". In addition to giving F&M two new full service branch locations, the Knisely Bank acquisition should facilitate operating efficiencies, generate economies of scale, create higher loan limits and new loan products that could lead to increased lending opportunities for the areas previously served by Knisely Bank, noted Siebenmorgen.

ABOUT FARMERS & MERCHANTS BANCORP, INC.

With assets in excess of $790 million as of December 31, 2007, Farmers & Merchants Bancorp, Inc. is a bank holding company, whose banking subsidiary The Farmers & Merchants State Bank, provides commercial banking, retail banking and other financial services through its now 18 offices with locations in Fulton, Williams, Henry, Defiance, Lucas and Wood counties of Northwest Ohio and DeKalb County, Indiana.

SAFE HARBOR STATEMENT

      Farmers & Merchants Bancorp, Inc. ("F&M") wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management's expectations and comments, may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M's SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC's website, www.sec.gov.